Exhibit 22.1

SUBSIDIARIES OF THE COMPANY

Name of Subsidiary	State or Jurisdiction of Incorporation	Percentage Owned
Commodore Solution Technologies, Inc.	Delaware	100%
Commodore Advanced Sciences, Inc.	New Mexico	100%